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                                                                    Exhibit 21.0

                         Subsidiaries of the Registrant

Financial Institutional Partners Mortgage Corporation, a Delaware corporation

Commercial Capital Bank, FSB, a Federal Savings Bank

ComCap Financial Services, Inc., a California corporation

CCB Capital Trust I, a Delaware statutory business trust

CCB Capital Trust II, a Connecticut statutory business trust

CCB Capital Trust III, a Delaware statutory business trust